Filed Under Rule 424(b)(3), Registration Statement Nos. 333-100527 and 333-114095
Pricing Supplement Number 115 Dated 05/23/2005
(To: Prospectus Dated May 17, 2005, as supplemented by Prospectus Supplement Dated June 18, 2004)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RXK7	$3,236,000.00	100%	1.100%	$3,200,404.00	FIXED	4.125%	SEMI-ANNUAL	05/15/2011	11/15/2005	$19.36	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RXL5	$2,293,000.00	100%	1.600%	$2,256,312.00	FIXED	4.550%	QUARTERLY	05/15/2016	08/15/2005	$9.98	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RXM3	$13,351,000.00	100%	2.500%	$13,017,225.00	FIXED	5.200%	QUARTERLY	05/15/2025	08/15/2005	$11.41	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 05/15/2010 and every coupon date thereafter.. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 05/15/2010 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RXN1	$8,400,000.00	100%	2.500%	$8,190,000.00	FIXED	5.300%	QUARTERLY	05/15/2034	08/15/2005	$11.63	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 05/15/2010 and every coupon date thereafter.. The GE Capital Internotes will be subject to redemption at the option of General Electric Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 05/15/2010 at a redemption price equal to 100% of the principal amount of the GE Capital InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

General Electric Capital Corporation	Trade Date: May 23, 2005 @12:00 PM ET
Settle Date: May 26, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co., Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley, UBS Financial Services Inc., Wachovia LLC

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is a registered trademark of Incapital Holdings LLC.  All rights reserved.

General Electric Capital Corporation $14,651,734,000.00 GE Capital* InterNotes® Prospectus Supplement Dated 18-Jun-04